Exhibit 99.1

For Immediate Release

Contact: Marc Cannon
(954) 769-3146
cannonm@autonation.com

MICHAEL E. MAROONE JOINS
AUTONATION’S BOARD OF DIRECTORS

FORT LAUDERDALE, Fla. (July 27, 2005) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that its Board of Directors has appointed Michael E. Maroone, President and Chief Operating Officer of AutoNation, to the Board of Directors of AutoNation. With Mr. Maroone’s appointment, the Board of Directors now consists of eight members. Mr. Maroone also signed an extension of his employment agreement that runs through 2007.

After successfully building and operating one of the largest privately held automotive retail companies in the United States, Mr. Maroone joined AutoNation in 1997 when it acquired the Maroone Automotive Group. Mr. Maroone was named President and Chief Operating Officer of AutoNation in August 1999, overseeing AutoNation’s day-to-day retail operations. Mr. Maroone is also one of AutoNation’s largest stockholders.

“Mike’s exceptional leadership qualities and extensive retail experience, along with his strong relationship with manufacturers, will bring great value and insight to AutoNation’s Board of Directors,” said Mike Jackson, chairman and chief executive officer of AutoNation.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard & Poor’s 500 Index. In 2004 AutoNation was named America’s Most Admired Automotive Retailer for the 4th year in a row. AutoNation has approximately 27,000 full-time employees and owns and operates 352 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or http://www.AutoNation.com , where more than 100,000 vehicles are available for sale.